Exhibit 10.1

DEFINITIVE AGREEMENT

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (the “Agreement”), effective September 30, 2022 (the “Effective Date”), is entered into by Immune Therapeutics, Inc., a corporation duly organized and existing under the laws of the state of Florida, having a principal place of business at 2431 Aloma Ave, Winter Park, Florida (herein referred to as IMUN or “Licensee”), and TaiwanJ Pharmaceuticals a Taiwan corporation having a principal place of business 3F-4, No6-1 Sec2 ShenYi Rd, Chubei, Hsinchu, Taiwan (herein referred to as “TPEX” or “Licensor”). IMUN and TPEX are sometimes hereinafter referred to as a party (collectively “Parties”) to this Agreement.

RECITALS

WHEREAS Licensor owns certain “Intellectual Property” (as defined below), “Derivative Works” (as defined below), “Technology” (as defined below), and “Manufacturing Capabilities” (as defined below) relating to the “Product” (as defined below);

WHEREAS Licensee wishes to obtain, and Licensor is willing to grant, a license to the Property, Derivative Works, Technology, and Manufacturing Capabilities relating to the Product to the extent set forth herein.

NOW THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereto agree as follows:

AGREEMENT

1.	Definitions.

As used herein, the following terms shall have the meanings set forth below:

1.1.	“Affiliate” means any person, organization or entity which is, directly or indirectly, controlling, controlled by, or under common control with Licensee or Licensor, as the case may be. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, organization or entity, whether through the ownership of voting securities, or by contract, or court order, or otherwise. The ownership of voting securities of a person, organization or entity shall not, in and of itself, constitute “control” for purposes of this definition, unless said ownership is of a majority of the outstanding securities entitled to vote of such person, organization or entity. Affiliate shall also mean a limited partnership in which a subsidiary of IMUN and/or TPEX is a general partner.

1.2.	“Confidential Information” shall include all information of a Party marked confidential, restricted, proprietary, or with a similar designation. In addition, the terms and conditions of this Agreement and all correspondence, information and other materials disclosed during the negotiation of the Agreement shall be deemed Confidential Information. In addition, with respect to information of Licensor or any Affiliate of Licensor, the term Confidential Information shall also include any other information, whether in written, oral, graphic, electronic or in any other form, including, without limitation, data of Licensor or any Affiliate of Licensor, software licensed to Licensor or any Affiliate of Licensor, sales, cost and other unpublished financial information, personnel records, personal information, including of Licensor’, or any Affiliate of Licensor’, prospective and current customers and employees, product and business plans, business projections, pricing, and marketing data; business, financial, technical and information, user manuals, forecasts, analyses, software and processes, which would be deemed by a reasonable person to be confidential or proprietary in nature.

1.3.	“Derivative Work” means: any work derived from or based on Intellectual Property or Technology related to the Product.

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1.4.	“Intellectual Property” means:

(a)	any and all proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trademark law, (iv) design patent or industrial design law, (v) semiconductor chip or mask work law, or (vi) any other applicable statutory provision or common law principle, including trade secret law, that may provide a right in ideas, formulae, algorithms, concepts, inventions, or knowhow, or the expression or use thereof, and including all past, present, and future causes of action, rights of recovery, and claims for damage, accounting for profits, royalties, or other relief relating, referring, or pertaining to the Product;

(b)	and any and all applications, registrations, licenses, sublicenses, agreements, or any other evidence of a right in the Product.

1.5.	“Field” means any clinical indication, all uses including therapeutic, prophylactic and diagnostic applications, in any industry.

1.6.	“Licensee” has the meaning given to that term in the preamble of this Agreement.

1.7.	“Licensor” has the meaning given to that term in the preamble of this Agreement.

1.8.	“Royalties” has the meaning given to that term in Section 4 of this Agreement.

1.9.	“Product” means any pharmaceutical product including naltrexone or any composition that is a small molecule, alone or in combination that when formulated and used as a therapeutic in human beings shows anti-fibrotic, immuno-modulating, and/or anti-inflammatory effects for the treatments of various diseases, and whose manufacture, use or sale infringes (in the absence of the license rights granted under this Agreement) a valid claim (which has not been abandoned, disclaimed or declared invalid in a non-appealable order) included in an issued patent within the Patent Rights.

1.10.	“Licensed Territory” means all territories of the world except those listed in Schedule 1.

1.11.	“Patent Rights” means (a) the patents and the patent applications referred to in Schedule 2 of this Exhibit A; (b) all patents arising from said applications, and all patents and patent applications based on, claiming the priority date(s) of, or corresponding to any of the foregoing; or (c) any reissues, extensions (or other governmental actions that provide exclusive rights to the patent holder in the patented subject matter beyond the original patent expiration date), substitutions, confirmations, registrations, revalidations, re-examinations, additions, continuations, continuations-in-part, or divisions of or to any of the foregoing.

1.12.	“Know-How” means any know-how, trade secret, experimental data, formula, expert opinion, experimental procedure, and other confidential and/or proprietary information specifically concerning the Product that is Controlled by TPEX and that is necessary or useful for either: (a) the formulation, manufacture, use and/or application of the Product; or (b) obtaining registration of the Product.

1.13.	“Net Sales” shall be determined in accordance with generally accepted accounting principles and the usual and customary practices of the parties, and shall mean the gross amount received by Licensee from a Third Party for Product, less the following:

(a)	the cost of the applicable Product and other fees paid by Licensee to Licensor;

(b)	any payment (including, but not limited to, royalties or other license fees) to one or more Third Parties to obtain a patent license in the absence of which Licensee could not legally make, import, use, sell, or offer for sale;

(c)	customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(d)	amounts repaid or credited by reason of rejection or return;

(e)	any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by or on behalf of Licensee; and

(f)	outbound transportation and distribution costs prepaid or allowed and costs of insurance in transit.

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1.14.	“Third Parties” means all parties except Licensee, Licensor and their respective Affiliates.

1.15.	“Development Plan” means Schedule 4 of this Agreement, including any amendments to Schedule 4 made after the Effective Date.

2.	License.

2.1.	License Grant and Right to Manufacture.

(a)	License Grant. Licensor hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses to research, develop, have developed, make, have made, use, sell, offer for sale, have sold, import, have imported, export and have exported, register, for the purpose of commercializing the Product in the Licensed Territory, for any and all uses within the Field, subject to the terms and conditions of this Agreement.

(b)	Right to Manufacture. Licensor hereby grants Licensee the non-exclusive worldwide right to make and have made Product under applicable Patent Rights and Know-How relating to processes, intermediates, and materials for manufacturing Product, and will provide to Licensee without charge, to the extent available, technical and manufacturing assistance and use of its technology and proprietary information for the Product, including information on its analytical methods, validation reports and manufacturing processes. For clarification, the Parties agree that Licensee’s appointing a Affiliate, Sublicensee, or Third Party to engage in the manufacture of the Product outside the Licensed Territory for the commercialization of the Product inside the Territory shall not be deemed a breach of this Agreement.

2.2.	Affiliates. The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates, on Licensee’s behalf.

2.3.	Sublicenses.

Sublicense Grant. Licensee will be entitled to grant Sublicenses to Third Parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. IMUN will pay 30% of sublicense package if the sublicense occurs before completing a clinical trial, 10% if the sublicence occurs after completing any trial, and 5% if sublicense occurs after any NDA submission.

(a)	Sublicense Agreements. Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

(i)	all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

(ii)	a provision clarifying that, in the event of termination of the license set forth in Section 2.1 (in whole or in part (e.g., termination in a particular country)), any existing Sublicense agreement shall be subject to terminate to the extent of such terminated license;

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(iii)	a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Licensee, except that Sublicensee may assign the Sublicense agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates.

(b)	Breach by Sublicensee. Licensee shall notify Licensor of any breach of a Sublicense agreement by any Sublicensee that results in a material breach of this Agreement. In the event of a breach by a Sublicensee, the Licensee shall either (a) cure such breach in accordance with such Sublicense Agreement or (b) enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.

2.4.	No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights to any technology, intellectual property rights, products or biological materials of one party to the other that is not specified in this Agreement, unless such rights are necessary to enable the rights granted in this Agreement.

2.5.	The license granted pursuant to Section 2.1 shall be revocable only if Licensee has materially breached of this License Agreement and such breach is continuing for a period of ninety (90) days after notice thereof given by Licensor or an Affiliate of Licensor to Licensee.

3.	Development and Commercialization.

3.1.	Diligence.

(a)	Development Plan. Licensee shall use commercially reasonable efforts and shall cause its Sublicensees to use commercially reasonable efforts to (a) to develop Licensed Products in accordance with the Development Plan as detailed in Schedule 4; (b) shall begin commercial sales of Product the in country no later than eight (8) months after the first registration of Product in such country; provided, however, that such period shall be extended for as long as commercially reasonable efforts to begin commercial sales continue. Following commencement of commercial sales in a country; (c) keep Product reasonably available to the public; provided, however, that Licensee shall be released from this obligation if supply of Product is not available for such country or Licensee is not responsible for arranging for the commercial production and supply of Product for such country.

(b)	Adjustments to the Development Plan. Licensee will be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones.

3.2.	Reporting. Within sixty (60) days after the end of each calendar year, Licensee shall furnish Licensor with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Products, including: (a) research and development activities completed; (b) commercialization and/or other distribution efforts, including significant corporate transactions involving Licensed Products; and (c) marketing efforts. Each report must contain a sufficient level of detail for Licensor to assess whether Licensee is in compliance with its obligations under Section 3.1.

3.3.	Failure to Meet Development Milestone. If Licensee believes that it will not achieve a Development Milestone, or that Licensee believes there is a superior alternative to achieving the Milestones as stated in the Agreement, it may notify Licensors in writing in advance of the relevant deadline. Licensee shall include with such notice (a) a reasonable explanation of the reasons for the proposed change (“Explanation”) and (b) a reasonably detailed, written plan for achieving the proposed alternative development plan (“Plan”). If Licensee so notifies Licensor and provides Licensor with an Explanation and Plan, both of which are acceptable to Licensor in its reasonable discretion, then Schedule 4 will be amended automatically. If Licensee so notifies Licensor and provides Licensor with an Explanation and Plan, but the Explanation is not acceptable to Licensor in its reasonable discretion, then Parties agree to work expeditiously and in good faith to establish a Development Plan that is mutually acceptable.

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4.	Consideration for Grant of License.

For the Term of this Agreement, payment shall be made from Licensee to Licensor in the amounts, at the time, and by the methods listed in this Section 4.

4.1.	Upfront Fee. IMUN shall pay TPEX a non-refundable, non-creditable and non-recoverable upfront payment of five hundred thousand U.S. Dollars ($500,000), within ninety (90) days after the Effective Date. Within ninety (90) days after the first occurrence of either a) NAFDAC approval for JKB-122 in Africa for any indication (e.g., NASH, AIH, NAFLD) covered by TPEX patents in Schedule 2, or b) the enrollment of 1st patient in a FDA trial for Crohn’s Disease, IMUN shall pay TPEX a non-refundable, non-creditable and non-recoverable license fee of five hundred thousand U.S. Dollars ($500,000).

4.2.	License Issuance Grant of Equity. As partial consideration for the license granted hereunder and pursuant to a mutually-agreeable stock purchase or subscription agreement, within sixty (60) days after the Effective Date, IMUN shall issue to TPEX a two hundred and fifty thousand (250,000) shares of IMUN’s common stock (the “Shares”). The Shares shall have the rights and obligations set forth in the then-effective Certificate of Incorporation and Bylaws of IMUN. IMUN agrees that it shall grant TPEX, as an owner of common stock of IMUN, the right to review and enter into any stockholders agreement to the same extent that any other owner of common stock of IMUN has such rights regarding any such agreement.

4.3.	Annual License Maintenance Fees. In partial consideration for the rights granted to IMUN, IMUN will pay $100,000 on the annual anniversary of the Effective Date until such time as IMUN can demonstrate to TPEX, regulatory approval in Africa.

4.4.	Milestones. Licensee shall provide to the Licensor the following one-time payments and issuances of equity.

(a)	Milestone 1. $250,000 US Dollars and 750,000 shares of common stock of IMUN upon the initiation of enrollment of patients in the first Phase 2b/3 trial for Products in the United States or EU or United Kingdom.

(b)	Milestone 2. $1,000,000 US dollars and 5,000,000 shares of common stock of IMUN upon NDA approval in the United States or EU or United Kingdom.

(c)	Commercial Milestone Payment 1. $25,000,000 US dollars and the number of shares of common stock of IMUN needed to reach a value of $25,000,000 US dollars, the first time that annual sales of Products reach $500,000,000 dollars globally.

(d)	Commercial Milestone Payment 2. $30,000,000 US dollars and the number of shares of common stock of IMUN needed to reach a value of $40,000,000 US dollars, the first time that annual sales of Products reach $1,000,000,000 dollars globally.

DEFINITIVE AGREEMENT

4.5.	Royalty on Net Sales.

(a)	Royalty on Net Sales. In any year that a payment as defined in Section 4.4 is not made, Licensee shall pay Licensor an amount equal to the percentage of Net Sales (“Royalty Rate” in table below) that shall be reduced only subject to the conditions set forth in Section 4.5 of this Agreement.

Annual Net Sales ($USD) of Licensed Products	Royalty Rate
<$500,000,000	2%
500,000,000 to $1,000,000,000	4%
>$1,000,000,000)	6%

(b)	Royalty Obligation. The obligation to pay royalties under this Agreement shall be imposed only once with respect to any sale of any Product to end users/distributors, and shall not attach with respect to any intra-company transfers between Licensee’s Affiliates. With respect to Product in any particular country, Licensee shall only be obligated to pay royalties during the period during which the sale, offer for sale or importation of such Product in such country would infringe, but for the license granted herein, a valid claim in a Patent Right included in Schedule 2 covering such Product in such country.

(c)	Royalty Stacking. If Licensee reasonably determines in good faith that it is necessary to obtain either (a) a license from one or more Third Parties to make, have made, use, sell, offer to sell and/or import Products in the Field in one or more countries in the Territory, which such license is for a patent reasonably believed by Licensee to dominate one or more claims of Licensed Patents in existence as of the Effective Date and covering the Licensed Product, or (b) a license under one or more process patents to make or have made the Licensed Product, and where, but for such license, Licensee would not be lawfully able to manufacture the Licensed Product, then in either or both cases, the amount of Licensee’s royalty payments under this Section 4.5 with respect to Net Sales for such Licensed Product for a given period shall be reduced by the amount of the payments paid under such other license(s) for that same period; provided that such Third Party payments are attributable to sales made by Licensee or its Affiliates or Sublicensees that are used in the calculation of Net Sales which Licensee’s royalty payment obligation to Licensor is based. Notwithstanding the foregoing, the adjustment of royalties under this Section 4.5(c) will in no event reduce the royalty rate to less than 50% of the applicable rate set forth in Section 4.5(a).

4.6.	Payment.

All payments due from Licensee under this Agreement will be payable in U.S. dollars and made by wire transfer to a bank and account designated in writing by Licensor.

5.	Reports; Payments; Records.

5.1.	Reports. Within thirty (30) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, Licensee shall deliver to Licensor a report containing the following information (in each instance, with a Product and country-by-country breakdown):

(a)	the number of units of Licensed Products sold for the applicable Calendar Quarter;

(b)	the gross amount received for Licensed Products during the applicable Calendar Quarter;

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(c)	a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions and the actual selling price;

(d)	the total amount payable to Licensor in U.S. Dollars on Net Sales and for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

5.2.	Payment. Within sixty (60) days after the end of each Calendar Quarter, Licensee shall pay Licensor all amounts due with respect to Net Sales for the applicable Calendar Quarter.

5.3.	Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last business day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges.

5.4.	Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Licensor in relation to such Licensed Products, which records shall contain sufficient information to permit Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section 5. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time Licensor will have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. Licensor may exercise its rights under this Section 5.4 only once every year and only with reasonable prior notice to Licensee.

5.5.	Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) one and one half percent (1.5%) per month and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded quarterly. Payment of such interest by Licensee shall limit the right to exercise any other remedies Licensor may have as a consequence of the lateness of any payment.

5.6.	Payment Method. Each payment due to Licensor under this Agreement shall be paid by check or wire transfer of funds to Licensor’s account in accordance with written instructions provided by Licensor.

5.7.	Withholding and Similar Taxes. All amounts to be paid to TPEX pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

6.	Patent Filing, Prosecution and Maintenance.

6.1.	Control. Licensor will be responsible for the preparation, filing, prosecution, protection, defense and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. Licensor will: (a) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (b) give Licensee an opportunity to review the text of each patent application before filing; (c) consult with Licensee with respect thereto; (d) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; and (e) keep Licensee advised of the status of actual and prospective patent filings. Licensor shall give Licensee the opportunity to provide comments on and make requests of Licensor concerning the preparation, filing, prosecution, protection, defense and maintenance of the Patent Rights, and shall seriously consider such comments and requests; however, final decision-making authority shall vest in Licensor.

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6.2.	Expenses. Subject to Section 6.3 below, should Licensor incur expenses pursuant to Article 6 that benefit the Licensee but have no benefit to the Licensor, as agreed to in writing by Parties, Licensee shall reimburse Licensor for all such documented expenses incurred by Licensor pursuant to this Article 6 within thirty (30) days after the date of each invoice from Licensor for such expenses. In addition, within thirty (30) days after the Effective Date, Licensee shall reimburse Licensor for all documented, out-of-pocket expenses incurred by Licensor prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of Patent Rights.

6.3.	Abandonment. If Licensor decides that it does not wish to pay for the prosecution or maintenance of any Patent Rights in a particular country that is in the Licensed Territory, Licensor shall provide Licensee with prompt written notice of such election. Upon receipt of such notice by Licensor, Licensee a) shall be released from its obligation to reimburse Licensor for any payments otherwise due to Licensor as a result of its election to discontinue such prosecution or maintenance of Patent Rights, and b) Licensor shall assign Control to Licensee prior to abandonment so that it may, at the sole discretion of Licensee, continue to pay for the prosecution or maintenance of any such Patent Rights that are assigned.

6.4.	Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

7.	7. Enforcement of Patent Rights.

7.1.	Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products in the Field [and in the Territory] (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

7.2.	Suit by Parties.

(a)	Licensor shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement that is not included in the Licensed Territory. Before Licensor commences an action with respect to any Infringement, Licensor shall consider in good faith the views of Licensee in making its decision whether to sue. Should Licensor elect to bring suit against an infringer, Licensor shall keep Licensee reasonably informed of the progress of the action and shall give Licensee a reasonable opportunity in advance to consult with Licensor and offer its views about major decisions affecting the litigation. Licensor shall give careful consideration to those views, but shall have the right to control the action.

(b)	Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement in the Licensed Territory. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Licensor in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Licensor reasonably informed of the progress of the action and shall give Licensor a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action.

7.3.	Any and all expenses incurred by either the Licensor or the Licensee with respect to the prosecution, adjudication and/or settlement of such suit, including any related appeals, shall be paid for entirely by the Party that elected to bring suit and shall hold the other Party free, clear and harmless from and against any and all such expenses

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7.4.	Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other party for Infringement.

7.5.	Cooperation. Each party agrees to cooperate fully in any action under this Article 7 that is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party, including reasonable attorneys’ fees, in connection with providing such assistance.

7.6.	Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Licensor in writing and Licensor shall, upon written notice to Licensor within thirty (30) days after Licensor receives notice of the commencement of such action, will take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

8.	Warranties; Limitation of Liability.

8.1.	Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale, and importation of Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that they shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold the Indemnitees harmless (in accordance with Section 9.1 below) for the consequences of any such violation.

8.2.	Limitation of Liability.

(a)	Party’s will not be liable to the other Party, its Affiliates, any Sublicensee, or any of their Affiliates with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

(b)	Either Party’s aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid under this Agreement.

9.	Indemnification.

9.1.	Indemnity.

(a)	Parties shall indemnify, defend and hold harmless each other and their respective agents (collectively, the “Indemnitees”) from and against any claim, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”). Neither Licensee nor Licensor shall settle any Claim without the prior written consent of the other, which consent shall not be unreasonably withheld.

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~~(b)~~	Parties shall, at its their own expense, provide attorneys reasonably acceptable to the other Party to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

10.	Term and Termination.

10.1.	Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”).

10.2.	Termination.

(a)	Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Licensor.

(b)	Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within ninety (90) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.3.	Effect of Termination.

(a)	Termination of Rights. Upon expiration or termination of this Agreement by either party pursuant to any of the provisions of Section 10.2(a) above the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Licensor and neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its Sublicense agreement with Licensee such that Licensee would have the right to terminate such Sublicense, such Sublicensee shall have the right to seek a license from Licensor. Licensor agrees to negotiate such licenses in good faith under reasonable terms and conditions, which shall not impose any representations, warranties, obligations or liabilities on Licensor that are not included in this Agreement.

(b)	Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Licensor pursuant to Section 10.2), Licensee, its Affiliates and Sublicensees (a) may sell Products then in stock and (b) may complete the production of Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Licensor in accordance with Article 4, provide reports to Licensor pursuant to Article 5.

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(c)	Regulatory Filings. Licensee shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country and to obtain and maintain any regulatory approval required to market Products in any such country. Licensee shall solely own all right, title and interest in and to all such regulatory approvals and filings; provided, however, that in the event Licensee terminates this Agreement pursuant to Section 10.2(a), Licensor may request that Parties enter into good faith negotiations that, upon agreement, would grant Licensor or a licensee of the Licensor with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Affiliates with any Regulatory Authority in furtherance of applications for regulatory approval in the relevant country with respect to Products.

10.4.	Survival. The parties’ respective rights, obligations and duties under Section 4, 5, 8, 9, 10 and 11, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

11.	Miscellaneous.

11.1.	Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

11.2.	Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section:

If to Licensee: [COMPLETE IN EXECUTION COPY]

If to Licensor: [COMPLETE IN EXECUTION COPY]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

11.3.	Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the United States and the State of incorporation of the Licensee (the “State”), without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the State, and the parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the St Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.4.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

11.5.	Headings. Article, Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.6.	Counterparts. The parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

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11.7.	Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.8.	No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.9.	Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any purchaser of all or substantially all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement.

11.10.	Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.11.	Interpretation. Each party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement; and (d) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive.

11.12.	Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

12.	Intellectual Property

12.1.	The Intellectual Property related to the Product is proprietary to Parties, and is protected by applicable law, including United States patent, copyright, trade secret and/or trademark law. Parties acknowledge that Intellectual Property and Know-How related to the Product may include trade secrets of Licensor. Licensee acknowledges and agrees that except for derivative works created by or at the direction of Licensee pursuant to the terms of this Agreement (a) Licensor shall own all right, title and interest in and to the Product’s trade secrets, (b) Licensee’s use of the Intellectual Property related to the Product will not create in it, nor will it represent that it has, any right, title or interest in or to any Intellectual Property related to the Product other than the license expressly granted herein. Parties shall use all reasonable efforts to: (i) preserve and protect Licensor’s Intellectual Property related to the Product provided to Licensee and used by Licensee hereunder; (ii) notify Licensor of any action by any third party known by Licensee to constitute an infringement of Licensor’s intellectual property rights described herein; and (iii) reasonably cooperate with Licensor in protecting such intellectual property rights.

DEFINITIVE AGREEMENT

12.2.	Development Plan Data and Results. All rights, title, and interest in and to any data and results generated in performance of the Development Plan shall be owned by Licensee. Use of Research Data shall be governed by and subject to the terms of Schedule 4.

12.3.	Existing Intellectual Property; No Implied License. The Parties acknowledge and agree that neither party transfers by operation of this Agreement to the other party any intellectual property rights owned prior to or as of the Effective Date hereof or generated outside of the scope of this Agreement. No license to either Party’s preexisting intellectual property or intellectual property generated outside the scope of this Agreement is granted to the other Party under this Agreement.

12.4.	Arising Inventions. As used in this Agreement, the term “Arising Invention” means any information, inventions, innovations, ideas, discoveries, or products (whether or not copyrightable or patentable), suggestions, communications, correspondence, evaluations, work product and results which are conceived, derived, reduced to practice, made or developed as a result of conducting the Development Plan or that use or incorporate a Party’s Confidential Information (defined below).

12.5.	Ownership. Inventorship of Arising Inventions shall be determined in accordance with United States intellectual property laws. Notwithstanding the foregoing, Arising Inventions, whether or not patentable, shall be jointly owned by Parties; provided, however, that in the case of Arising Inventions that occur during the performance of the Development Plan, Licensee shall have the first right and opportunity to conduct the prosecution of any patent rights associated with any Arising Invention, in its discretion, taking into account recommendations made by Licensor, if any. If the Licensor shall consent (such consent not to be unreasonably withheld, delayed or conditioned) to any such prosecution, the costs of such prosecution shall be shared equally between the Parties and both Parties will reasonably execute all documents and provide all reasonable non-financial support in the filing and prosecution of any such patents. If one party does not consent to any such prosecution, or agree to share the costs of such prosecution, Parties agree to reasonably execute all documents and provide all reasonable non-financial support in the filing and prosecution of any such patents.

13.	Representations and Disclaimer of Warranties

13.1.	NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE INTELLECTUAL PROPERTY OR KNOW HOW RELATED TO THE PRODUCT. LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE PRODUCTION, USE, OR SALE OF ANY PRODUCT, OR THE PRACTICE OF THE INTELLECTUAL PROPERTY RIGHTS; OR (B) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND LICENSEE SHALL HOLD LICENSOR, AND ITS OFFICERS, AGENTS, OR EMPLOYEES, HARMLESS IN THE EVENT LICENSOR, OR ITS OFFICERS, AGENTS, OR EMPLOYEES, IS HELD LIABLE.

14.	Termination

14.1.	This Agreement shall terminate upon the occurrence of any of the following events:

(a)	the dissolution of Licensee; or

(b)	upon the default by either Party of any obligation hereunder, or the adjudication of bankruptcy, insolvency or the making of an assignment for the benefit of creditors, placement in the hands of a receiver or a trustee in bankruptcy of a Party, in each case, upon sixty (60) days’ notice by Registered Mail by the non-defaulting, bankrupt or insolvent Party to the defaulting, bankrupt or involvement Party, and failure by such Party to remedy the condition that is the basis for termination within such sixty (60) day period.

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14.2.	The word “termination” and cognate words, such as “term” and “terminate,” used in this Section 14 and elsewhere in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which survive any termination to the degree necessary to permit their complete fulfillment or discharge:

(a)	Any cause of action or claim of a Party accrued, or to accrue, because of any breach or default by the other Party; or

(b)	The representation and disclaimer of warranties of Section 13.

15.	Assignability

The Parties agree that each may assign any right under this Agreement not specifically prohibited by its terms without the written consent of other. If one party wishes to assign any right under this Agreement that is prohibited by terms of this Agreement, Parties agree to work in good faith to negotiate a mutually acceptable amendment to this Agreement to allow such an assignment.

16.	Confidentiality

16.1.	Treatment of Confidential Information. Each Party agrees as follows:

(a)	Confidential Information. The parties may provide technical information, documentation and expertise to each other that is either (1) marked as being confidential or, (2) if delivered in oral form is identified as being confidential (“Confidential Information”). The receiving party shall for a period of five (5) years from the date of disclosure (i) hold the disclosing party’s Confidential Information in strict confidence, and (ii), except as previously authorized in writing by the disclosing party, not publish or disclose the disclosing party’s Confidential Information to anyone other than the receiving party’s employees on a need-to-know basis, and (iii) use the disclosing party’s Confidential Information solely for performance of this Agreement. The foregoing requirement shall not apply to any portion of a party’s Confidential Information which (a) becomes publicly known through no wrongful act or omission on the part of the receiving party; (b) is already known to the receiving party at the time of the disclosure without similar nondisclosure obligations; (c) is rightfully received by the receiving party from a third party without similar nondisclosure obligations; (d) is approved for release by written authorization of the disclosing party; (e) is clearly demonstrated by the receiving party to have been independently developed by the receiving party without access to the disclosing party’s Confidential Information; or (f) is required to be disclosed by order of a court or governmental body or by applicable law, provided that the party intending to make such required disclosure shall promptly notify the other party of such intended disclosure in order to allow such party to seek a protective order or other remedy.

(b)	Each Party shall use commercially reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information, which shall be at least the same efforts as it uses to maintain the confidentiality of its own Confidential Information, and as otherwise required under applicable laws;

(c)	Each Party may disclose or provide access to Confidential Information to its responsible employees who have a need to know and may make copies of Confidential Information, but only to the extent reasonably necessary to carry out its obligations hereunder; and

(d)	Each Party may disclose or provide access to Confidential Information to its consultants, auditors, accountants, and attorneys if such consultants, auditors, accountants and attorneys have entered into confidentiality agreements with the Party covering such information or such consultants, auditors, accountants, and attorneys are otherwise required to maintain the confidentiality of such information, and only to the extent that such disclosure is necessary for the performance of its duties and obligations or the preservation of its rights or remedies under this Agreement.

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(e)	In addition, Parties shall maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Confidential Information other than in accordance with this Agreement, including written instruction to, and agreements with, employees and agents to ensure that such employees and agents protect the confidentiality of Confidential Information.

16.2.	Exclusions. Confidential Information shall not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the receiving Party receives from a third Party without restriction on disclosure and without breach of a nondisclosure obligation, or (iii) the receiving Party knew prior to receiving such information from the disclosing Party or develops independently without reference to the disclosing Party’s Confidential Information. The foregoing exclusions shall not apply to information that is required to be maintained on a confidential basis by applicable laws.

16.3.	Required Disclosures. A Party shall not be considered to have breached its obligations by disclosing Confidential Information of the other Party in accordance with, and to the extent required by, applicable Law or to satisfy any lawful request by a governmental authority having competent jurisdiction over the disclosing Party; provided, that immediately upon receiving any such request and to the extent that it may legally do so, such Party so notifies the other Party in writing, and if possible, such Party will provide the other Party with notice not less than five (5) business days prior to the required disclosure. The disclosing Party shall use reasonable efforts not to release Confidential Information pending the outcome of any measures taken by the other Party to contest, otherwise oppose or seek to limit such disclosure by the disclosing Party and any subsequent disclosure or use of Confidential Information that may result from such disclosure. The disclosing Party shall cooperate with the other Party regarding such measures. Notwithstanding any disclosure, the disclosing Party’s obligations hereunder with respect to Confidential Information so disclosed shall remain in full force and effect.

16.4.	Obligations Upon Disclosure. In the event of any unauthorized possession, use, disclosure (or attempt thereof), or loss of, or inability to account for, any Confidential Information of the furnishing Party, the receiving Party shall promptly, at its own expense: (a) notify the furnishing Party in writing of the full details of such unauthorized possession, use, disclosure or loss of, or inability to account for, such Confidential Information; (b) take such actions at its cost and expense required to comply with the Law and as may be necessary or reasonably requested by the furnishing Party to minimize the violation; (c) cooperate in all reasonable respects with the furnishing Party to minimize the violation and any damage resulting therefrom; and (d) provide the furnishing Party with assurance satisfactory to the furnishing Party that such breach shall not recur.

16.5.	Injunctive Relief. The Parties acknowledge and agree that monetary damages may be inadequate to compensate for a breach of the provisions contained in the confidentiality provisions of this Agreement. In the event of such breach, the injured Party may be entitled to seek injunctive relief and other remedies available at law or in equity. In the event the injured Party makes a claim to obtain any injunctive relief, the other Party shall not contend that monetary damages are a sufficient remedy and shall not require that the injured Party post a bond. The foregoing is subject to the court’s finding as to the merits of the injured Party’s request for such injunctive relief. This Section in no way limits the liability or damages that may be assessed against a Party in the event of a breach by the other Party of any of the provisions of this Section.

16.6.	Execution and Counterparts. This Agreement may be executed in counterparts and also by facsimile, scan, or other electronic means (e.g., DocuSign), and each counterpart, facsimile or electronic copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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DEFINITIVE AGREEMENT

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

LICENSOR

TaiwanJ Pharmaceuticals

By:
Name:
Title:

Address:

Email:

LICENSEE

Immune Therapeutics, Inc.

By:
Name:	Stephen Wilson, PhD
Title:	CEO and President

Address:

Email: steve.wilson@immunetherapeutics.com

DEFINITIVE AGREEMENT

SCHEDULE 1: TERRITORITIES EXCLUDED FROM LICENSED TERRITORY

Any countries or territories in Asia, and;

Any countries or territories barred or sanctioned by the United States Government.

DEFINITIVE AGREEMENT

SCHEDULE 2: PATENTS AND PATENT APPLICATIONS

A.	Patent applications in relation to the composition of matter.

Country	Application No.	Title
USA	16/966,645	Pharmaceutical formulation for a solid dosage form of opioid receptor antagonists

B.	Patents and patent applications in relation to the primary indication of use.

Multiple Indications

Country	Application No.	Patent No.	Patent Term	Utility Claim
Taiwan	092132155	I275591	2003/11/17 ~ 2023/11/16	Organ Damage (Liver, Kidney, Lung Damage)
Taiwan	095146643	I430992	2003/11/17 ~ 2023/11/16	Rheumatoid arthritis, Organ damage (Liver or kidney damages), Crohn’s Disease, Ulcerative colitis, Multiple sclerosis
Hong Kong	14104476.9	HK1192711 (License out) 官網資訊專利所有人為TAIWANJ PHARMACEUTICALS CO., LTD (2022/4/20瀏覽)	2003/05/16 ~ 2023/05/16	Organ Damage (Liver, Kidney, Lung Damages), Liver damage caused by alcohol abuse, hepatitis, cirrhosis, bacterial infection or environment toxins
India	3435/DELP/2004	IN240229 (License out) 官網沒有從TAIWANJ 讓渡出去的文件 (2022/4/20瀏覽)	2003/05/16 ~ 2023/05/16	Organ Damage (Liver, Kidney, Lung Damages), Liver damage caused by alcohol abuse, hepatitis, cirrhosis, bacterial infection or environment toxins
Japan	20040505341	JP5438250 (License out) 官網資訊權利者為タイワンジェ ファーマシュティカルズ カンパニー リミテッド (2022/4/20瀏覽)	2003/05/16 ~ 2023/05/16	Liver and kidney damages associated with overproduction of TNF-α
Singapore	2004063871	SG108388 (License out) 官網資訊專利所有人為TAIWANJ PHARMACEUTICALS CO., LTD (2022/4/20瀏覽)	2003/05/16 ~ 2023/05/16	Organ Damage (Liver, Kidney, Lung Damages), Liver damage caused by alcohol abuse, hepatitis, cirrhosis, bacterial infection or environment toxins
USA	10/936,431	US 7,923,454	2004/09/08 ~ 2025/01/27	Organ Damage (Liver, Kidney, Lung Damages), Rheumatoid arthritis, Crohn’s Disease, Multiple sclerosis
USA	12/400,344	US 8,017,622	2009/03/09 ~ 2023/05/16	Crohn’s Disease, Liver Damage
USA	13/228,527	US 9,776,971	2011/09/09 ~ 2023/05/16	Organ Damage (Liver, Kidney Damages), Crohn’s Disease, Pulmonary fibrosis

DEFINITIVE AGREEMENT

AIH (Autoimmune Hepatitis)

Country	Application No.	Patent No. & Current Status	Patent Term	Utility Claim
Taiwan	105109186	TWI612961	2016/03/24 ~ 2036/03/24	Nalmefene, naltrexone or derivatives thereof for use in treating AILD
USA	15/078,342	US 9,757,372	2016/03/23 ~ 2036/03/23	Nalmefene, naltrexone or derivatives thereof for use in treating AILD
Australia	20160235093	AU2016235093	2016/03/24 ~ 2036/03/24	Nalmefene, naltrexone or derivatives thereof for use in treating AILD
Canada	2983121	CA2983121	2016/03/24 ~ 2036/03/24	Nalmefene, naltrexone or derivatives thereof for use in treating AILD
EPO	EP16769679.8	EP3273958 (DE, FR, GB)	2016/03/24 ~ 2036/03/24	Nalmefene, naltrexone or derivatives thereof for use in treating AILD
Korea	1020177030832	KR10-2064334 (Licensed out) 官網資訊權利所有人為타이완제이 파마슈티컬스 컴퍼니 리미티드(2022/4/20瀏覽)	2016/03/24 ~ 2036/03/24	Nalmefene, naltrexone or derivatives thereof for use in treating AILD
Russia	2017137008	RU2707560	2016/03/24 ~ 2036/03/24	Nalmefene, naltrexone or derivatives thereof for use in treating AILD

DEFINITIVE AGREEMENT

NASH (Non-Alcoholic Steatohepatitis), NAFLD (Non-Alcoholic Fatty Liver Disease), ASH (Alcoholic Steatohepatitis)

Country	Application No.	Patent No. & Current Status	Patent Term	Utility Claim
USA	15/492,198	US 10,045,977	2017/04/20 ~ 2037/04/20	Nalmefene, naltrexone or derivatives thereof for use in treating NASH, NAFLD or ASH
Taiwan	106130679	Undergoing Examination	—	Nalmefene, naltrexone or derivatives thereof for use in treating NASH, NAFLD or ASH
Australia	2017253228	2017253228	2017/04/20 ~ 2037/04/20	Nalmefene, naltrexone or derivatives thereof for use in treating NASH, NAFLD or ASH
Canada	3021788	3,021,788	2017/04/20 ~ 2037/04/20	Nalmefene, naltrexone or derivatives thereof for use in treating NASH, NAFLD or ASH
China	201780024846.0	Undergoing Examination (Licensed out) 官網沒有申請權轉移資訊(2022/4/20瀏覽)	—	Nalmefene, naltrexone or derivatives thereof for use in treating NASH, NAFLD or ASH
Russia	2018136387	RU2717677	2017/04/20 ~ 2037/04/20	Nalmefene, naltrexone or derivatives thereof for use in treating NASH, NAFLD or ASH

DEFINITIVE AGREEMENT

SCHEDULE 3: SUMMARY OF CLINICAL TRIALS OF PRODUCT

DEFINITIVE AGREEMENT

SCHEDULE 4: DEVELOPMENT PLAN

1.	As provided below, Parties shall use reasonable diligence and work in close collaboration such that, in an expeditious manner, clinical trials of the Product are completed in support of achieving registration of the Product in the Licensed Territory. Parties agree to the following basic approaches to the registration of Product in the Licensed Territory and the conduct of a committee to be formed to coordinate the parties’ registration of Product in the Licensed Territory:

1.1.	Parties shall use reasonable diligence in the registration of the Product in the Licensed Territory.

1.2.	Registration Committee (the “Committee”).

(a)	A committee, co-chaired by representatives of Parties and comprised of representatives from Parties, shall be formed to coordinate the registration of the Priority Product in the Licensed Territory and such other matters that the parties mutually agree to assign to it. Decisions of the Committee shall be made by a unanimous vote of the Committee, with each party having one (1) vote, regardless of the number of representatives attending a meeting. The Committee shall assign study or other registration activities between the Parties as set forth by the Committee and as described below:

(b)	The Committee shall review and discuss the registration plans for any countries involved, as well as a coordinated general strategy and priorities for preclinical and clinical registration of Product in the Licensed Territory. Each party’s members of the Committee will reasonably consider the adoption of the other party’s suggestions and will accept as many of such suggestions as are reasonable, based upon medical rationale, drug supply, and the need to conduct the studies in an expeditious and cost-efficient manner.

(c)	The parties will share responsibility and authority to obtain regulatory approvals for the Product in the Licensed Territory. If there is a disagreement among the parties concerning an issue related to the registration of the Product in the Licensed Territory, the issue shall be resolved in accordance with the provisions below:

(i)	If the representatives of the parties are unable to reach agreement on a decision related to the Development Plan, the issue shall be submitted for consideration, in the case of Licensor, to a designee of its Chief Executive Officer, and, in the case of Licensee, to a designee of its Chief Executive Officer. If they are unable to agree, then the Chief Executive Officers of the parties work in good faith to reach agreement upon the appropriate decision.

(ii)	If the Chief Executive Officers of the parties are unable to reach agreement on a decision required of them, then the issue shall be settled by arbitration in the state of incorporation of the Licensee in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator(s) shall be final and binding on all parties. The cost of such arbitration shall be borne by the non-prevailing party, unless otherwise decided by the arbitrator(s).

1.3.	Clinical Trials and Regulatory Activities

(a)	Licensee, at its expense (except for the cost of clinical supplies of Product to be provided to Licensee pursuant to the provisions of Schedule 5), shall, using reasonable efforts, initiate and conduct a study sufficient to support registration of the Product.

(b)	Licensee will complete, at its expense, a trial or multiple trials in the current worldwide program of clinical trials of the Product, including one or more of the studies listed in Schedule 3, and will promptly and fully disclose to Licensor the results of the interim and final analyses of data from these clinical trials.

DEFINITIVE AGREEMENT

(c)	Licensee will provide, at its expense, regulatory staff support for preparation of registration documents as such support is reasonably requested by Licensor.

(d)	Licensee, notwithstanding the preceding, will be responsible for negotiating labeling, pricing and reimbursement for Priority Product with the applicable regulatory authorities in the Licensed Territory, and after registration of the Priority Product will have the primary responsibility for the ongoing correspondence and interaction with the applicable regulatory authorities. TPEX will provide reasonable assistance to IMUN in such interactions, if necessary.

1.4.	Other Development Activities.

(a)	Except as provided above in Section 1, the Committee, in assigning the responsibility for performing specific tasks or activities related to a study or registration activity among the parties, shall make such assignments principally based on: (i) the available resources each of the parties can commit to the task or activity; (ii) the expertise of each of the parties in conducting or monitoring the task or activity; (iii) which party can perform the task or activity in the most expeditious manner; and (iv) which party can perform the task or activity in the most cost- efficient manner. A party not responsible for the performance of a task or activity may provide advisory and support services to the other party. The committee may establish interdisciplinary project teams comprised of representatives of both parties having the specialized skills necessary to oversee the conduct of specific day-to-day registration activities. The committee shall establish procedures concerning the scope and conduct of activities (including decision-making procedures) assigned to such project teams.

(b)	Each party shall keep the other party informed of its progress in the registration of Product, including making oral presentations of progress at the committee meetings and/or the preparing of such written progress reports as are agreed to by the parties summarizing such party’s activities during each reporting period and its planned activities for the succeeding period. Each of the parties will assign a representative to facilitate communications between the parties; each representative shall report to his/her management on the matters discussed at each of the meetings of the parties.

(c)	Licensor will disclose to Licensee all relevant Know-How, including, but not limited to, data and information which it possesses from the pre-clinical and clinical studies of Product (including toxicology, pharmacokinetics and formulation studies) in a format which will facilitate the preparation for any regulatory filings or other correspondence to be filed or made by Licensee.

(d)	Licensor will transfer to Licensee all regulatory approvals and/or assurances including IND’s and Orphan Drug Designation.

(e)	Licensor will provide assistance to IMUN in accessing clinical investigators, clinical sites and testing laboratories for the purposes of data interpretation and/or evaluation and conduct of registration activities assigned to IMUN.

2.	Use of Licensee Results. If a licensee of Licensor wishes to use the results of studies conducted by Licensee in such licensee’s registration and commercialization activities in a country(ies) located outside of the Licensed Territory, the parties shall enter into good-faith discussions about the sharing of the costs of such studies and/or the granting to licensee of equivalent rights to use the results of any studies conducted by such licensee.

3.	Supply of Product. As described in Schedule 5.

4.	Substitute Drug Product. If development of the Product is discontinued in a country located in the Licensed Territory due to safety, efficacy or regulatory issues or by mutual agreement of the parties and Licensee is interested in developing a substitute drug product whose manufacture, use or sale would infringe (in the absence of the license rights granted under this Agreement) a valid claim (which has not been abandoned, disclaimed or declared invalid in a non-appealable order) included in an issued patent within this Agreement, then Parties shall enter into good faith negotiations regarding the terms of a license between parties for such substitute drug product. During the period that Licensee is participating in the development and/or commercialization of the Product and/or another drug product whose manufacture, use or sale infringes (in the absence of the license rights granted under this Agreement) a valid claim (which has not been abandoned, disclaimed or declared invalid in a non-appealable order) included in an issued patent within this Agreement, Licensor agrees not to commercialize in the Licensed Territory other drug products whose manufacture, use or sale is covered by a valid claim (which has not been abandoned, disclaimed or declared invalid in a non-appealable order) in an issued patent within this Agreement, on its own or with a third party, other than Licensee, Licensee’s Affiliates or Licensee’s Sublicensees.

DEFINITIVE AGREEMENT

SCHEDULE 5: Product Supply Agreement

Parties agree that Licensor or its supplier(s) shall be the initial manufacturer for Licensee, and that Licensee or its supplier(s) shall have the Right to Manufacture (as defined below) Product using an alternative manufacturer under conditions set forth in this Product Supply Agreement.

1.	Registration Supply. Licensor will provide sufficient commercial supplies of Product to support and sustain any/all registration activities for Product in the Licensed Territory. In the event that Licensor cannot provide sufficient supply of Product to support and sustain any/all registration activities for Product in the Licensed Territory, Licensor shall bear all costs and responsibility to procure and deliver Product to Licensee. For clarification, any delays in supply of Product prior to registration shall not be construed as failures in diligence by Licensee, and Licensor shall reimburse Licensee for any reasonable expenses incurred as a result of delay of supplies of Product.

2.	Supply after Registration. After registration of Product, Licensor hereby agrees to use its commercially reasonable efforts to maintain sufficient manufacturing capacity at its facilities to supply Licensee with commercial quantities of Product to support and sustain the commercial launch and subsequent patient demand for Product in the Licensed Territory. After registration of Product, Licensor may, at its sole discretion, decide to cease supplying Product to Licensee, and shall notify Licensee immediately and no less than six (6) months prior to the last date that Product would be available to Licensee from Licensor as a result of such a decision.

3.	Right to Manufacture.

3.1.	Licensor shall grant Licensee the non-exclusive worldwide right to make and have made Product under applicable Patent Rights and Know-How relating to processes, intermediates and materials for manufacturing Product, and will provide to Licensee without charge, to the extent available, technical and manufacturing assistance and use of its technology and proprietary information for the Product, including information on its analytical methods, validation reports and manufacturing processes.

3.2.	Licensee may, at its sole discretion, exercise its Right to Manufacture if one or more conditions in this Section occur. In the event of such an exercise of rights, Licensor agrees to assist Licensee in the identification of alternative low-cost manufacturing sources for the Product, including but not limited to, access to current suppliers of starting materials, intermediates, bulk material and/or finished Product.

(a)	Availability from Licensor. In the event that Licensor notifies Licensee that Product will not be manufactured for Licensee, Licensee may exercise its Right to Manufacture with that alternative source.

(b)	Cost Improvement. Licensee shall have the right, but not obligation to compare the cost of Product as provided by Licensor (inclusive of all costs incurred by Licensee to make or have made to the extent necessary for Licensee to receive sales revenues) to an alternative manufacturing source of its choosing. In the event that Licensee establishes that an alternative source would provide a lower cost to Licensee than that which is offered by Licensor, Licensee may exercise its Right to Manufacture with that alternative source.

(c)	Timeliness. Licensee shall have the right, but not obligation to compare the time for delivery of Product provided by Licensor to an alternative manufacturing source. In the event that Licensee establishes that an alternative source would provide a shorter period of time from order to receipt of Product in useable form to Licensee or its designee than that which is offered by Licensor, Licensee may exercise its Right to Manufacture with that alternative source.

DEFINITIVE AGREEMENT

(d)	Legal or Regulatory Limitations. If Licensee becomes aware that there are current or impending limitations due to regulatory restrictions or law in a Licensed Territory as a result of manufacture by Licensor, Licensee may exercise its Right to Manufacture with an alternative source that remedies such limitations.

(e)	Quality. If Licensee becomes aware that Product supplied by Licensor has or may threaten current or future compliance with quality standards required for continued commercialization or other quality agreements, Licensee may exercise its Right to Manufacture with an alternative source that remedies such issues with quality.

(f)	Other Reasons. Parties shall inform the other when there are opportunities to improve the commercial success of Product in the Licensed Territory by utilizing a manufacturer other than the Licensor. In the event that Licensor cannot, or choses not, to make adjustments that would reasonably offset such opportunities, Licensee may exercise its Right to Manufacture.

3.3.	Reporting and Forecasting.

(a)	At the request of Licensee, Licensor shall provide a report of the cost of manufacture of Product to Licensee. The report shall be sufficiently detailed that Licensee can determine the cost per unit that it pays to the Licensor for Product.

(b)	After registration of Product, Licensor shall provide Licensee a twelve (12) month forecast of the cost that Licensee will incur for supply of Product by Licensor on each annual anniversary of the date of registration.

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